Exhibit 99.3

VMTP Purchase Agreement

DTF Tax-Free Income Inc.

as Issuer

and

Wells Fargo Municipal Capital Strategies, LLC as Purchaser

August 22, 2013

6.7	MAINTENANCE OF APPROVALS: FILINGS, ETC.	15
6.8	INSPECTION RIGHTS	16
6.9	LITIGATION, ETC.	16
6.10	1940 ACT REGISTRATION	16
6.11	ELIGIBLE ASSETS	16
6.12	CREDIT QUALITY	17
6.13	MAINTENANCE OF EFFECTIVE LEVERAGE RATIO	17
6.14	REDEMPTION AND PAYING AGENT	17
6.15	COOPERATION IN THE SALE OF VMTP SHARES	17
6.16	USE OF PROCEEDS	18
6.17	SECURITIES DEPOSITORY	18
6.18	FUTURE AGREEMENTS	18

ARTICLE VII MISCELLANEOUS		18
7.1	NOTICES	18
7.2	NO WAIVERS	19
7.3	EXPENSES AND INDEMNIFICATION	19
7.4	AMENDMENTS AND WAIVERS	21
7.5	SUCCESSORS AND ASSIGNS	22
7.6	TERM OF THIS AGREEMENT	22
7.7	GOVERNING LAW	22
7.8	WAIVER OF JURY TRIAL	22
7.9	COUNTERPARTS	22
7.10	BENEFICIARIES	22
7.11	ENTIRE AGREEMENT	22
7.12	RELATIONSHIP TO THE ARTICLES SUPPLEMENTARY	23
7.13	CONFIDENTIALITY	23
7.14	SEVERABILITY	23
7.15	CONSENT RIGHTS OF THE MAJORITY PARTICIPANTS TO CERTAIN ACTIONS	23

SCHEDULE 1	SCHEDULE-1
EXHIBIT A:	FORMS OF OPINIONS OF COUNSEL FOR THE ISSUER	A-1
EXHIBIT A-1:	FORM OF CORPORATE AND 1940 ACT OPINION	A-1-1
EXHIBIT A-2:	FORM OF TAX OPINION	A-2-1
EXHIBIT A-3:	FORM OF LOCAL COUNSEL OPINION	A-3-1
EXHIBIT B:	ELIGIBLE ASSETS	B-1
EXHIBIT C:	TRANSFEREE CERTIFICATE	C-1
EXHIBIT D:	INFORMATION TO BE PROVIDED BY THE ISSUER	D-1
ANNEX A:	ADDITIONAL REPRESENTATIONS AND WARRANTIES	ANNEX-1

VMTP PURCHASE AGREEMENT, dated as of August 22, 2013, between DTF TAX-FREE INCOME INC., a closed-end management investment company organized as a Maryland corporation, as issuer (the “Issuer”) and WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC, a wholly owned subsidiary of Wells Fargo Bank, National Association, organized and existing under the laws of Delaware (the “Initial Purchaser”).

WHEREAS, the Issuer has authorized the issuance pursuant to the Articles Supplementary (as defined below) to the Initial Purchaser of its Variable Rate MuniFund Term Preferred Shares, as set forth on Schedule 1 hereto, which are subject to this Agreement (the “VMTP Shares”);

WHEREAS, as an inducement to the Initial Purchaser to purchase the VMTP Shares, the Issuer now desires to enter into this Agreement to set forth certain representations, warranties, covenants and agreements regarding the Issuer and the VMTP Shares; and

WHEREAS, as an inducement to the Issuer to issue and sell the VMTP Shares, the Initial Purchaser desires to enter into this Agreement to set forth certain representations, warranties, covenants and agreements regarding the Purchaser (as defined below) and the VMTP Shares.

NOW, THEREFORE, in consideration of the respective agreements contained herein, the parties hereto agree as follows:

ARTICLE I

1.	DEFINITIONS

The following terms, as used herein, have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Adviser” has the meaning set forth in the Articles Supplementary.

“Advisory Persons” has the meaning set forth in the Articles Supplementary.

“Agreement” means this VMTP Purchase Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Articles Supplementary” means the Articles Supplementary Establishing and Fixing the Rights and Preferences of VMTP Shares, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Asset Coverage” has the meaning set forth in the Articles Supplementary.

“Below Highly Speculative” means any obligation, the highest rating for which from any of Moody’s, S&P and Fitch is:

(a)	lower than B3 or its equivalent, in the case of Moody’s,

(b)	lower than B- or its equivalent, in the case of S&P, and

(c)	lower than B- or its equivalent, in the case of Fitch.

“Below Investment Grade” means any obligation, the highest rating for which from any of Moody’s, S&P and Fitch is:

(a)	lower than Baa3 or its equivalent (or unrated or with rating withdrawn), in the case of Moody’s,

(b)	lower than BBB- or its equivalent (or unrated or with rating withdrawn), in the case of S&P, and

(c)	lower than BBB- or its equivalent (or unrated or with rating withdrawn), in the case of Fitch.

“Beneficial Owner” has the meaning set forth in the Articles Supplementary.

“Board of Directors” has the meaning set forth in the Articles Supplementary.

“Business Day” has the meaning set forth in the Articles Supplementary.

“Bylaws” means the bylaws of the Issuer as amended from time to time.

“Charter” has the meaning set forth in the Articles Supplementary.

“Closed-End Funds” has the meaning set forth in the Articles Supplementary.

“Code” has the meaning set forth in the Articles Supplementary.

“Common Stock” has the meaning set forth in the Articles Supplementary.

“Custodian” has the meaning set forth in the Articles Supplementary.

“Date of Original Issue”, with respect to the VMTP Shares, means the date on which the Issuer initially issues such VMTP Shares.

“Defeased Securities” means a security for which cash, cash equivalents or other eligible property has been pledged in an amount sufficient to make all required payments on such security to and including maturity (including any accelerated maturity pursuant to a permitted redemption), in accordance with the instrument governing the issuance of such security.

“Deposit Securities” has the meaning set forth in the Articles Supplementary.

“Derivative Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, repurchase transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Dividend Payment Date” has the meaning set forth in the Articles Supplementary.

“Dividend Rate” has the meaning set forth in the Articles Supplementary.

“Due Diligence Request” means the due diligence request letter from Ashurst LLP dated April 25, 2013.

“Effective Date” means the Date of Original Issue of the VMTP Shares subject to the satisfaction or waiver of the conditions specified in Section 3.

“Effective Leverage Ratio” has the meaning set forth in the Articles Supplementary.

“Electronic Means” has the meaning set forth in the Articles Supplementary.

“Eligible Assets” means the instruments listed in Exhibit B to this Agreement, which may be amended from time to time with the prior consent of the Purchaser, in which the Issuer may invest.

“Fee Rate” means initially 0.25% per annum, which shall be subject to increase by 0.25% per annum for each Week in respect of which any Reporting Failure has occurred and is continuing.

“Fitch” means Fitch Ratings, Inc., a part of the Fitch Group, which is jointly owned by Fimalac, S.A. and Hearst Corporation, or any successor or successors thereto.

“Fitch Guidelines” means the guidelines, as may be amended from time to time, in connection with Fitch’s ratings of VMTP Shares.

“Force Majeure Exception” means any failure or delay in the performance of the Issuer’s reporting obligation pursuant to Sections 2.4 and 6.1(o) arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; acts of civil or military authority and governmental action. The Issuer shall use commercially reasonable efforts to commence performance of its obligations during any of the foregoing circumstances.

“Holder” has the meaning set forth in the Articles Supplementary.

The word “including” means “including without limitation.”

“Indemnified Persons” means, the Purchaser and its affiliates and directors, officers, partners, employees, agents, representatives and control persons, entitled to indemnification by the Issuer under Section 7.3.

“Index Rate” has the meaning set forth in the Articles Supplementary.

“Initial Purchaser” has the meaning set forth in the preamble to this Agreement.

“Investment Grade” means,

(A)	any obligation (other than the VMTP Shares), the highest rating for which from any of Moody’s, S&P and Fitch is:

(a)	higher than Ba1 or its equivalent, in the case of Moody’s,

(b)	higher than BB+ or its equivalent, in the case of S&P, and

(c)	higher than BB+ or its equivalent, in the case of Fitch and

(B)	in respect of the VMTP Shares, the rating from Moody’s or Fitch, as applicable, which is:

(a)	higher than Ba1 or its equivalent, in the case of Moody’s, and

(b)	higher than BB+ or its equivalent, in the case of Fitch.

“Issuer” has the meaning set forth in the preamble to this Agreement.

“Liquidation Preference”, with respect to a given number of VMTP Shares, means $100,000 times that number.

“Low Investment Grade” means any obligation, the highest rating for which from any of Moody’s, S&P and Fitch is:

(a)	lower than A2 but higher than Ba1 or its equivalent, in the case of Moody’s;

(b)	lower than A but higher than BB+ or its equivalent, in the case of S&P; and

(c)	lower than A but higher than BB+ or its equivalent, in the case of Fitch.

“Majority Participants” means the Holder(s) of more than 50% of the Outstanding VMTP Shares.

“Managed Assets” means the Issuer’s net assets, including assets attributable to any principal amount of any borrowings (including the issuance of commercial paper or notes) or preferred stock outstanding.

“Market Value” has the meaning set forth in the Articles Supplementary.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or successors thereto.

“Moody’s Guidelines” means the guidelines, as may be amended from time to time, in connection with Moody’s ratings of VMTP Shares.

“NRSRO” has the meaning set forth in the Articles Supplementary.

“Offering Memorandum” means the Offering Memorandum of the Issuer relating to the offering and sale of the VMTP Shares dated August 22, 2013, as may be amended, revised or supplemented from time to time.

The word “or” is used in its inclusive sense.

“Optional Redemption Price” has the meaning set forth in the Articles Supplementary.

“Optional Redemption Premium” has the meaning set forth in the Articles Supplementary.

“Other Rating Agency” means each NRSRO, if any, other than Fitch then providing a rating for the VMTP Shares pursuant to the request of the Issuer.

“Other Rating Agency Guidelines” means the guidelines provided by each Other Rating Agency, as may be amended from time to time, in connection with the Other Rating Agency’s rating of VMTP Shares.

“Outstanding” has the meaning set forth in the Articles Supplementary.

“Overcollateralization Ratio” has the meaning set forth in the Articles Supplementary.

“Overconcentration Amount” means as of any date of calculation of the Effective Leverage Ratio for the Issuer, an amount equal to the sum of: (i) the Market Value of the Issuer’s total assets rated Low Investment Grade in excess of 50% of the Market Value of the Issuer’s total assets; (ii) the Market Value of the Issuer’s total assets rated Below Investment Grade in excess of 20% of the Market Value of the Issuer’s total assets; (iii) the Market Value of the Issuer’s total assets that are Unrated in excess of 10% of the Market Value of the Issuer’s total assets; (iv) the Market Value of the Issuer’s total assets that are obligations of a single issuer and that are rated Investment Grade in excess of 12% of the Market Value of the Issuer’s total assets; (v) the Market Value of the Issuer’s total assets that are obligations of a single issuer and that are rated Below Investment Grade in excess of 4% of the Market Value of the Issuer’s total assets; (vi) the Market Value of the Issuer’s assets that constitute exempt interest obligations backed primarily by payments from tobacco companies (excluding such tobacco securities that are Defeased Securities) in excess of 10% of the Issuer’s total assets; and (vii) the Market Value of the Issuer’s assets that constitute obligations of issuers within any single state or territory in excess of 25% of the Issuer’s total assets.

“Person” has the meaning set forth in the Articles Supplementary.

“Preferred Stock” has the meaning set forth in the Articles Supplementary.

“Purchase Price” means, in respect of the 650 VMTP Shares sold to the Purchaser, U.S.$65,000,000.

“Purchaser” means the Initial Purchaser and its successors by merger or operation of law. The term “Purchaser” shall also include any assignee of a Purchaser or transferee of VMTP Shares, but only to the extent that such assignee or transferee is entitled to the rights of the Purchaser pursuant to the provisions of Section 7.5 hereof .

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Rate Period” has the meaning set forth in the Articles Supplementary.

“Rating Agency” means Fitch (if Fitch is then rating VMTP Shares) and any Other Rating Agency.

“Rating Agency Guidelines” means Fitch Guidelines and any Other Rating Agency Guidelines as they exist from time to time.

“Redemption and Paying Agent” means Deutsche Bank Trust Company Americas, or with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), any successor Person, which has entered into an agreement with the Issuer to act in such capacity as the Issuer’s tender agent, transfer agent, registrar, dividend disbursing agent, paying agent and redemption price disbursing agent and calculation agent in connection with the payment of regularly scheduled dividends with respect to VMTP Shares.

“Reference Date” has the meaning set forth in Section 6.1(o).

“Related Documents” means this Agreement, the Charter, the Articles Supplementary, the VMTP Shares and the Bylaws.

“Reporting Failure” has the meaning set forth in Section 2.4.

“RP” has the meaning set forth in Section 6.16.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor or successors thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Depository” means The Depository Trust Company, New York, New York, and any substitute for or successor to such securities depository that shall maintain a book-entry system with respect to the VMTP Shares.

“Term Redemption Date” has the meaning set forth in the Articles Supplementary.

“Unrated” means any obligation which is unrated or has had its rating withdrawn by each of Moody’s, S&P and Fitch.

“VMTP Shares” has the meaning set forth in the preamble to this Agreement.

“Week” means a period of seven consecutive calendar days.

“written” or “in writing” means any form of written communication, including communication by means of telex, telecopier or electronic mail.

1.1	Incorporation of Certain Definitions by Reference

Each capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor (including by incorporation by reference) in the Related Documents.

ARTICLE II

2.	PURCHASE AND TRANSFERS, COSTS AND EXPENSES; ADDITIONAL FEE

2.1	Purchase and Transfer of VMTP Shares

(a)	On the Effective Date the Purchaser will acquire 650 of the VMTP Shares sold on initial issuance in a transaction (which, based upon the representations of the Issuer and the Purchaser herein, is exempt from registration under the Securities Act), in each case by payment of the Purchase Price in immediately available funds to the Issuer through the account of its agent at the Securities Depository.

(b)	The Purchaser agrees that it may only make offers and sales of the VMTP Shares in compliance with the Securities Act and applicable state securities laws only to Persons that it reasonably believes are (1)(i) QIBs that are Closed-End Funds, banks (or affiliates of banks), insurance companies or registered open-end management investment companies, in each case, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) tender option bond trusts in which all investors are QIBs that are Closed-End Funds, banks (or affiliates of banks), insurance companies or registered open-end management investment companies or (iii) other investors with the prior written consent of the Issuer and (2) unless the prior written consent of the Issuer and the Majority Participants has been obtained, not Advisory Persons if such Advisory Persons would, after such sale and transfer, own more than 20% of the Outstanding VMTP Shares. Any transfer in violation of the foregoing restrictions shall be void ab initio. In connection with any transfer of VMTP Shares, each transferee will be required to deliver to the Issuer a transferee certificate in the form set forth as Exhibit C.

2.2	Fees

On the Effective Date, the Issuer shall pay up to $125,000 of the fees and expenses of the Purchaser’s outside counsel.

2.3	Operating Expenses

The Issuer shall pay amounts due to be paid by it hereunder (including any incidental expenses but not including redemption or dividend payments on the VMTP Shares) as operating expenses.

2.4	Additional Fee for Failure to Comply with Reporting Requirement

If the Issuer fails to comply with the reporting requirements set forth in Section 6.1(o) (except as a result of a Force Majeure Exception) and such failure is not cured within three Business Days after written notification to the Issuer by the Purchaser of such failure (a “Reporting Failure”), the Issuer shall pay to the Purchaser on the Dividend Payment Date occurring in the month immediately following a month in which such Reporting Failure occurs, a fee calculated in respect of each Week (or portion thereof) during such month in which such Reporting Failure continues to exist equal to the product of (a) the Fee Rate, times (b) the aggregate average daily Liquidation Preference of the VMTP Shares held by the Purchaser during such Week or portion thereof, times (c) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in such year. Notwithstanding the foregoing, in no event shall (i) the fee payable pursuant to this Section 2.4 for any Week plus the Dividend Rate for the VMTP Shares for such Week exceed the Index Rate plus 5.00%, (ii) the fee payable pursuant to this Section 2.4 for any Week plus the Dividend Rate for the VMTP Shares for such Week exceed 15% or (iii) the Issuer be required to calculate or pay a fee in respect of more than one Reporting Failure in any Week.

ARTICLE III

3.	CONDITIONS TO EFFECTIVE DATE

It shall be a condition to the Effective Date that each of the following conditions shall have been satisfied or waived as of such date, and upon such satisfaction or waiver, this Agreement shall be effective:

(a)	this Agreement shall have been duly executed and delivered by the parties hereto;

(b)	the VMTP Shares shall have a long-term issue credit rating of AAA from Fitch on the Effective Date;

(c)	receipt by the Purchaser of executed originals, or copies certified by a duly authorized officer of the Issuer to be in full force and effect and not otherwise amended, of all Related Documents, as in effect on the Effective Date, and an incumbency certificate with respect to the authorized signatories thereto;

(d)	receipt by the Purchaser of opinions of counsel for the Issuer, substantially to the effect of Exhibit A;

(e)	except as disclosed in the Offering Memorandum, there shall not be any pending or threatened material litigation (unless such pending or threatened litigation has been determined by the Purchaser to be acceptable);

(f)	the fees and expenses and all other amounts payable on the Effective Date pursuant to Section 2.2 hereof shall have been paid;

(g)	the Purchaser, in its reasonable discretion, shall be satisfied that no change in law, rule or regulation (or their interpretation or administration), in each case, shall have occurred which will adversely affect the consummation of the transaction contemplated by this Agreement;

(h)	there shall have been delivered to the Purchaser any additional documentation and financial information, including satisfactory responses to its due diligence inquiries, as it deems relevant; and

(i)	there shall have been delivered to the Purchaser such information and copies of documents, approvals (if any) and records certified, where appropriate, of corporate proceedings as the Purchaser may have requested relating to the Issuer’s entering into and performing this Agreement and the other Related Documents to which it is a party, and the transactions contemplated hereby and thereby.

The Issuer and the Purchaser agree that consummation of the purchase and sale of the VMTP Shares pursuant to this Agreement shall constitute acknowledgment that the foregoing conditions have been satisfied or waived.

ARTICLE IV

4.	REPRESENTATIONS AND WARRANTIES OF THE ISSUER

The representations and warranties set out in this Article IV are given hereunder by the Issuer to the Purchaser on the Effective Date.

4.1	Existence

The Issuer is validly existing and in good standing as a corporation under the laws of the State of Maryland, with full right and power to issue the VMTP Shares and to execute, deliver and perform its obligations under this Agreement and each Related Document.

4.2	Authorization; Contravention

The execution, delivery and performance by the Issuer of this Agreement and each Related Document are within the Issuer’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made and will not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Issuer or result in the creation or imposition of any lien or encumbrance on any asset of the Issuer.

4.3	Binding Effect

This Agreement constitutes a valid and binding agreement of the Issuer, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws. The VMTP Shares have been duly authorized and, when issued upon payment therefor by the Purchaser as contemplated by this Agreement, will be validly issued by the Issuer and will be fully paid and nonassessable and free of any pre-emptive or similar rights.

4.4	Financial Information

The financial statements of the Issuer as of its most recent fiscal year-end, and the auditors’ report with respect thereto, copies of which have heretofore been furnished to the Purchaser, fairly present in all material respects the financial condition of the Issuer, at such date and for such period, and were prepared in accordance with accounting principles generally accepted in the United States, consistently applied (except as required or permitted and disclosed). Since the most recent fiscal year-end of the Issuer, there has been no material adverse change in the condition (financial or otherwise) or operations of the Issuer, except as disclosed in the Offering Memorandum, other than changes in the general economy or changes affecting the market for municipal securities or investment companies generally. Any financial, budget and other projections furnished to the Purchaser were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair and reasonable in light of conditions existing at the time of delivery of such financial, budget or other projections, and represented, and as of the date of this representation, represent, the Issuer’s reasonable best estimate of the Issuer’s future financial performance.

4.5	Litigation

Except as disclosed in the Offering Memorandum or in a schedule delivered to the Purchaser prior to the Effective Date, no action, suit, proceeding or investigation is pending or (to the best knowledge of the Issuer) overtly threatened in writing against the Issuer in any court or before any governmental authority (i) in any way contesting or, if decided adversely, would affect the validity of any Related Document or this Agreement; or (ii) in which a final adverse decision would materially adversely affect provisions for or materially adversely affect the sources for payment of the Liquidation Preference of or dividends on the VMTP Shares.

4.6	Consents

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any governmental agency, bureau or agency required to be obtained in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the other Related Documents (including the VMTP Shares) have been obtained and are in full force and effect.

4.7	Incorporation of Additional Representations and Warranties

As of the Effective Date, the Issuer hereby makes to the Purchaser the representations and warranties included in Annex A hereto, which representations and warranties are hereby incorporated by reference herein.

4.8	Complete and Correct Information

All information, reports and other papers and data with respect to the Issuer furnished to the Purchaser (other than financial information and financial statements, which are covered solely by Section 4.4 of this Agreement) were, at the time the same were so furnished, complete and correct in all material respects. No fact is known to the Issuer that materially and adversely affects or in the future may (so far as it can reasonably foresee) materially and adversely affect the VMTP Shares, or the Issuer’s ability to pay when due its obligations under this Agreement, any of the VMTP Shares and the Related Documents that has not been set forth in the Offering Memorandum or in the financial information and other documents referred to in Section 4.4 or this Section 4.8 or in such information, reports, papers and data or otherwise made available or disclosed in writing to the Purchaser. Taken as a whole, the documents furnished and statements made by the Issuer in connection with the negotiation, preparation or execution of this Agreement and the Related Documents do not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.9	Offering Memorandum

The Offering Memorandum, true copies of which have heretofore been delivered to the Purchaser, when considered together with this Agreement and the information made available pursuant to the Due Diligence Request or disclosed in writing to the Purchaser prior to the Effective Date in connection with this Agreement, does not contain any untrue statement of a material fact and such Offering Memorandum does not omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.10	1940 Act Registration

The Issuer is duly registered as a closed-end management investment company under the 1940 Act and such registration is in full force and effect.

4.11	Effective Leverage Ratio; Asset Coverage; Overcollateralization Ratio

As of the Effective Date, the Issuer is in compliance with the Effective Leverage Ratio, the Asset Coverage and each Overcollateralization Ratio as required by Section 2.4 of the Articles Supplementary.

In connection with calculating the Effective Leverage Ratio, the Issuer’s total assets and accrued liabilities reflect the positive or negative net obligations of the Issuer under each Derivative Contract determined in accordance with the Issuer’s valuation policies.

For purposes of calculating the Effective Leverage Ratio for purposes of the representation contained in the second preceding paragraph, any Overconcentration Amount has been subtracted from the sum determined pursuant to sub-section (ii) of the definition of Effective Leverage Ratio, set out in Section 2.4(d) of the Articles Supplementary.

4.12	Investment Policies

As of the Effective Date, all of the Issuer’s portfolio investments constitute Eligible Assets, as described in Exhibit B to this Agreement.

4.13	Credit Quality

As of the Effective Date, the Issuer (1) has invested at least 80% of its Managed Assets in securities that, at the time of investment, were rated Investment Grade or were unrated but judged to be of comparable quality by the Adviser; (2) has invested up to 20% of its Managed Assets in municipal securities that at the time of investment were rated Below Investment Grade or were unrated but judged to be of comparable quality by the Adviser, provided that the Issuer has invested no more than 10% of its Managed Assets in municipal securities that, at the time of investment, were rated Below Highly Speculative or that were unrated but judged to be of comparable quality by the Adviser; and (3) has no investments in non-municipal securities that, at the time of investment, were rated Below Investment Grade.

4.14	Due Diligence

The Issuer understands that nothing in this Agreement, the Offering Memorandum, or any other materials presented to the Issuer in connection with the purchase and sale of the VMTP Shares constitutes legal, tax or investment advice from the Purchaser. The Issuer has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its sale of the VMTP Shares.

4.15	Certain Fees

The Issuer acknowledges that, other than the fees and expenses payable pursuant to this Agreement, no brokerage or finder’s fees or commissions are or will be payable by the Issuer or the Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

ARTICLE V

5.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants with respect to itself, as of the date hereof and as of the Effective Date to the Issuer as follows:

5.1	Existence

The Purchaser is validly existing and in good standing as a limited liability company under the laws of the State of Delaware and the Purchaser has full right and power to purchase the VMTP Shares and to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is a party.

5.2	Authorization; Contravention

The execution, delivery and performance by the Purchaser of this Agreement and each Related Document to which it is a party are within the Purchaser’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made and will not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Purchaser.

5.3	Binding Effect

This Agreement constitutes a valid and binding agreement of the Purchaser, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

5.4	Own Account

The Purchaser understands that the VMTP Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws and the Purchaser is acquiring the VMTP Shares as principal for its own account and not with a view to or for the purpose of distributing or reselling such securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such VMTP Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such VMTP Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting the Purchaser’s right to transfer VMTP Shares in compliance with the transfer limitations of this Agreement and in compliance with applicable federal and state securities laws).

5.5	Litigation

Except as disclosed in a schedule delivered to the Issuer prior to the Effective Date, no action, suit, proceeding or investigation is pending or (to the best knowledge of the Purchaser) overtly threatened in writing against the Purchaser in any court or before any governmental authority in any way contesting or, if decided adversely, would affect the validity of this Agreement.

5.6	Consents

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any governmental agency, bureau or agency required to be obtained by the Purchaser in connection with the execution, delivery, performance, validity or enforceability of this Agreement by or against the Purchaser and the purchase of the VMTP Shares have been obtained and are in full force and effect.

5.7	Purchaser Status

At the time the Purchaser was offered the VMTP Shares, it was, and as of the Effective Date it is an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.

5.8	Experience of the Purchaser

The Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the VMTP Shares, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the VMTP Shares and, at the present time, is able to afford a complete loss of such investment.

5.9	Certain Transactions

Other than consummating the transactions contemplated by this Agreement, the Purchaser has not directly or indirectly executed, nor has any Person acting on its behalf or pursuant to any understanding with the Purchaser to execute, any other purchases of securities of the Issuer which may be integrated with the transactions contemplated by this Agreement.

5.10	Certain Fees

The Purchaser acknowledges that, other than the fees and expenses payable pursuant to this Agreement, no brokerage or finder’s fees or commissions are or will be payable by the Issuer or, to the Purchaser’s knowledge, by the Issuer to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

ARTICLE VI

6.	COVENANTS OF THE ISSUER

The Issuer agrees that, so long as there is any amount payable hereunder or the Purchaser owns any Outstanding VMTP Shares:

6.1	Information

Without limitation of the other provisions of this Agreement, the Issuer will deliver, or direct the Redemption and Paying Agent to deliver, to the Purchaser:

(a)	as promptly as practicable after the preparation and filing thereof with the Securities and Exchange Commission, each annual and semi-annual report prepared with respect to the Issuer, which delivery may be made by notice of the electronic availability of any such document on a public website;

(b)	notice of any change in (including being put on Credit Watch or Watchlist), or suspension or termination of, the ratings on the VMTP Shares by any Rating Agency (and any corresponding change in the Rating Agency Guidelines applicable to the VMTP Shares associated with any such change in the rating from any Rating Agency) or any change of a Rating Agency rating the VMTP Shares as promptly as practicable upon the occurrence thereof;

(c)	notice of any redemption or other repurchase of any or all of the VMTP Shares as provided in the Articles Supplementary;

(d)	notice of any proposed amendments to any of the Related Documents at such time as the amendments are sent to other parties whose approval is required for such amendment and in any event not less than 10 Business Days prior to any proposed amendment and copies of all actual amendments thereto within five Business Days of being signed or, in each case, as provided in the relevant document;

(e)	notice of any missed, reduced or deferred dividend payment on the VMTP Shares that remains uncured for more than three Business Days as soon as reasonably practicable, but in no event later than one Business Day after expiration of the grace period;

(f)	notice of insufficient deposit to provide for a properly noticed redemption, or liquidation as soon as reasonably practicable, but in no event later than two Business Days after discovery of insufficient deposits;

(g)	notice of non-compliance with the Rating Agency Guidelines (if applicable) for more than five Business Days as soon as reasonably practicable, but in no event later than one Business Day after expiration of the foregoing grace period;

(h)	notice of the distribution of net capital gains or ordinary income one Business Day in advance of the Rate Period that such net capital gains or ordinary income will or may be distributed, simultaneously with the Redemption and Paying Agent providing such notice to Beneficial Owners or their Agent Members;

(i)	notice of any change to any investment adviser or sub-adviser of the Issuer within two Business Days after a resignation or a notice of removal has been sent by or to any investment adviser or sub-adviser;

(j)	notice of any proxy solicitation as soon as reasonably practicable, but in no event later than five Business Days after mailing thereof;

(k)	notice one Business Day after the occurrence thereof of (i) the failure of the Issuer to pay the amount due on any “senior securities” (as defined under the 1940 Act) or other debt at the time outstanding, and any period of grace or cure with respect thereto shall have expired; (ii) the failure of the Issuer to pay, or admitting in writing its inability to pay, its debts generally as they become due; or (iii) the failure of the Issuer to pay accumulated dividends on any additional preferred stock ranking pari passu with the VMTP Shares, and any period of grace or cure with respect thereto shall have expired;

(l)	notice of a material breach of any representation, warranty or covenant of the Issuer contained in this Agreement or the Articles Supplementary, in each case, only if an officer of the Issuer has actual knowledge of such breach as soon as reasonably practicable, but in no event later than five days after knowledge of senior management of the Issuer or the Adviser thereof;

(m)	notice of any litigation, administrative proceeding or business development which may reasonably be expected to materially adversely affect the Issuer’s business, properties or affairs or the ability of the Issuer to perform its obligations as set forth hereunder or under any of the Related Documents to which it is a party as soon as reasonably practicable, but in no event later than 10 days after knowledge of any officer of the Issuer or the Adviser thereof;

(n)	upon request of the Purchaser, copies of all certificates that the Issuer has delivered to each Rating Agency which is then rating VMTP Shares that are set forth in the respective Rating Agency Guidelines (if applicable) regarding the Asset Coverage and each Overcollateralization Ratio and all related calculations at such times and containing such information as set forth in the respective Rating Agency Guidelines as soon as reasonably practicable after such certificates have been sent;

(o)	on the third Business Day following the 15th day and the last day of each month (each such 15th day and last day of a month, a “Reference Date”), the information set forth in Exhibit D to this Agreement with respect to the portfolio investments of the Issuer as of the Reference Date and a calculation of the Effective Leverage Ratio and the Asset Coverage of the Issuer as of the close of business of each Business Day since the date of the last report issued pursuant to this Section 6.1(o) (and in each case, such information shall be accurate and complete as of the Reference Date); and upon the failure of the Issuer to maintain Asset Coverage as provided in Section 2.4(a) of the Articles Supplementary, the Effective Leverage Ratio as required by Section 2.4(c) of the Articles Supplementary or any Overcollateralization Ratio as required by Section 2.4(e) of the Articles Supplementary, notice of such failure within one Business Day of the occurrence thereof; and

(p)	from time to time such additional information regarding the financial position, results of operations or prospects of the Issuer as the Purchaser may reasonably request including, without limitation, copies of all offering memorandums or other offering material with respect to the sale of any securities of the Issuer as soon as reasonably practicable, but in no event later than 10 days after a request.

All information, reports and other papers, documentation and data with respect to the Issuer furnished to the Purchaser pursuant to this Section 6.1 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.2	No Amendment or Certain Other Actions Without Consent of the Purchaser

To the extent that the Purchaser is the Holder of 51% of the VMTP Shares then outstanding, without the prior written consent of the Purchaser, the Issuer will not agree, consent to or permit any amendment, supplement, interpretation, modification or repeal of the Articles Supplementary or any provision therein, nor waive any provision thereof.

6.3	Maintenance of Existence

The Issuer shall continue to maintain its existence as a corporation under the laws of the State of Maryland, with full right and power to issue the VMTP Shares and to execute, deliver and perform its obligations under this Agreement and each Related Document.

6.4	Tax Status of the Issuer

The Issuer will qualify as a “regulated investment company” within the meaning of Section 851(a) of the Code and the dividends made with respect to the VMTP Shares will qualify as “exempt interest dividends” to the extent they are reported as such by the Issuer and permitted by Section 852(b)(5)(A) of the Code.

6.5	Payment Obligations

The Issuer shall promptly pay or cause to be paid all amounts payable by it hereunder and under the Related Documents, according to the terms hereof and thereof, shall take such actions as may be necessary to include all payments hereunder and thereunder which are subject to appropriation in its budget and make full appropriations related thereto, and shall duly perform each of its obligations under this Agreement and the Related Documents. All payments of any sums due hereunder shall be made in the amounts required hereunder without any reduction or setoff, notwithstanding the assertion of any right of recoupment or setoff or of any counterclaim by the Issuer.

6.6	Compliance With Law

The Issuer shall comply with all laws, ordinances, orders, rules and regulations that may be applicable to it if the failure to comply could have a material adverse effect on the Issuer’s ability to pay when due its obligations under this Agreement, any of the VMTP Shares, or any of the other Related Documents.

6.7	Maintenance of Approvals: Filings, Etc.

The Issuer shall at all times maintain in effect, renew and comply with all the terms and conditions of all consents, filings, licenses, approvals and authorizations as may be necessary under any applicable law or regulation for its execution, delivery and performance of this Agreement and the other Related Documents to which it is a party.

6.8	Inspection Rights

The Issuer shall, at any reasonable time and from time to time, upon reasonable notice, permit the Purchaser or any agents or representatives thereof to examine and make copies of the records and books of account related to the transactions contemplated by this Agreement, to visit its properties and to discuss its affairs, finances and accounts with any of its officers and independent accountants, to the extent permitted by law. The Issuer shall pay the reasonable expenses of the Purchaser incurred in connection with up to one inspection pursuant to this Section 6.8 per fiscal year. The Issuer will not unreasonably withhold its authorization for its independent accountants to discuss its affairs, finances and accounts with the Purchaser.

All information, reports and other papers, documentation and data with respect to the Issuer furnished to the Purchaser pursuant to this Section 6.8 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.9	Litigation, Etc.

The Issuer shall give prompt notice in writing to the Purchaser of any litigation, administrative proceeding or business development which is reasonably expected to materially adversely affect its business, properties or affairs or to impair the ability of the Issuer to perform its obligations as set forth hereunder or under any of the Related Documents.

All information, reports and other papers, documentation and data with respect to the Issuer furnished to the Purchaser pursuant to this Section 6.9 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.10	1940 Act Registration

The Issuer shall maintain its valid registration as a closed-end management investment company under the 1940 Act in full force and effect.

6.11	Eligible Assets

The Issuer shall only make investments in the Eligible Assets listed on Exhibit B, as amended from time to time with the prior written consent of the Purchaser, in accordance with the Issuer’s investment objectives and the investment policies set forth in the Offering Memorandum. For the avoidance of doubt, compliance with this Section 6.11 shall be tested as of the Effective Date and thereafter at the time an investment is made, and subsequent changes in asset values, credit quality or other circumstances shall not require the Issuer to dispose of investments that were Eligible Assets at the time they were acquired by the Issuer.

6.12	Credit Quality

Unless the Issuer receives the prior written consent of the Purchaser (such consent to be determined in the Purchaser’s good faith discretion), the Issuer (1) will invest at least 80% of its Managed Assets in securities that, at the time of investment, are rated Investment Grade or are unrated but judged to be of comparable quality by the Adviser; (2) may invest up to 20% of its Managed Assets in municipal securities that, at the time of investment, are rated Below Investment Grade or are unrated but judged to be of comparable quality by the Adviser, provided that the Issuer may invest no more than 10% of its Managed Assets in municipal securities that, at the time of investment, are rated Below Highly Speculative or that are unrated but judged to be of comparable quality by the Adviser; and (3) will not invest in any non-municipal securities that, at the time of investment, are rated Below Investment Grade.

6.13	Maintenance of Effective Leverage Ratio

For so long as the Issuer fails to provide the information required under Section 6.1(o), the Purchaser shall calculate the Effective Leverage Ratio using the most recently received information required to be delivered pursuant to Section 6.1(o) and the market values of securities determined by the third-party pricing service which provided the market values to the Issuer on the most recent date that information was properly provided by the Issuer pursuant to the requirements of Section 6.1(o). The Effective Leverage Ratio as calculated by the Purchaser in such instances shall be binding on the Issuer. If required, the Issuer shall restore the Effective Leverage Ratio as provided in the Articles Supplementary. For purposes of calculating the Effective Leverage Ratio, any Overconcentration Amount shall be subtracted from the sum determined pursuant to sub-section (ii) of the definition of Effective Leverage Ratio set out in Section 2.4(d) of the Articles Supplementary.

In connection with calculating the Effective Leverage Ratio, the Issuer’s total assets and accrued liabilities shall reflect the positive or negative net obligations of the Issuer under each Derivative Contract determined in accordance with the Issuer’s valuation policies.

6.14	Redemption and Paying Agent

The Issuer shall use its commercially reasonable best efforts to engage at all times a Redemption and Paying Agent to perform the duties to be performed by the Redemption and Paying Agent specified herein and in the Articles Supplementary.

6.15	Cooperation in the Sale of VMTP Shares

The Issuer will comply with reasonable due diligence requests from the Purchaser in connection with any proposed sale by the Purchaser of VMTP Shares in a transaction exempt from registration and otherwise permitted by this Agreement, provided that the Issuer need not comply with any such request more than twice in any period of twelve consecutive months and any prospective purchaser of VMTP Shares from the Purchaser shall execute a confidentiality agreement substantially to the effect of Section 7.13 hereof prior to receiving any due diligence materials provided pursuant to such due diligence request.

All information, reports and other papers, documentation and data with respect to the Issuer furnished to the Purchaser pursuant to this Section 6.15 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.16	Use of Proceeds

The Issuer shall use the net proceeds from the sale of VMTP Shares to redeem its outstanding shares of remarketed preferred stock (“RP”) within 36 days of the Effective Date and pending such redemption the Issuer shall invest such proceeds in Deposit Securities. Within two Business Days of the Effective Date, the Issuer shall deposit with the remarketing agent for the RP an amount of Deposit Securities sufficient to redeem the outstanding RP. In the event the Issuer fails to redeem the RP within the timeframe specified in the first sentence of this Section 6.16, the Issuer shall redeem all of the VMTP Shares within 36 days of such failure at a price per share equal (x) the Liquidation Preference per VMTP Share plus (y) an amount equal to all unpaid dividends and distributions on such VMTP Share accumulated from and including the Date of Original Issue to (but excluding) the Business Day of such redemption (whether or not earned or declared by the Issuer, but excluding interest thereon).

6.17	Securities Depository

The Issuer agrees to maintain settlement of VMTP Shares in global book entry form through the Securities Depository or such other clearance system acceptable to the Purchaser.

6.18	Future Agreements

The Issuer shall promptly, at the request of the Purchaser, enter into an agreement, on terms mutually satisfactory to the Issuer and the Purchaser, of the type specified in Section 12(d)(1)(E)(iii) of the 1940 Act, so as to permit the Purchaser or any transferee satisfying the requirements set forth in Section 2.1 to rely on the provisions of Section 12(d)(1)(E)(iii) of the 1940 Act.

ARTICLE VII

7.	MISCELLANEOUS

7.1	Notices

All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, electronic mail or similar writing), except in the case of notices and other communications permitted to be given by telephone, and shall be given to such party at its address or telecopy number or email address set forth below or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section; provided that notices to the Purchaser under Section 6.1 shall not be effective until received in writing; except as otherwise specified, notices under Section 6.1 may be given by telephone to the Purchaser at the telephone numbers listed below (or such other telephone numbers as may be designated by the Purchaser, by written notice to the Issuer, to receive such notice), immediately confirmed in writing, including by fax or electronic mail. The notice address for each party is specified below:

(a)	if to the Issuer:

DTF Tax-Free Income Inc.
200 South Wacker Drive, Suite 500
Chicago, Illinois 60606
Attention:	Nathan I. Partain
Telephone:	(312) 917-6513
Facsimile:	(312) 876-1028
Email:	Nathan.Partain@dpimc.com

(b)	if to the Purchaser:

Wells Fargo Municipal Capital Strategies, LLC c/o Wells Fargo Bank, National Association
375 Park Avenue
New York, New York 10152
Attention:	Adam Joseph
Telephone:	(212) 214-5502
Facsimile:	(212) 214-8971
Email:	adam.joseph@wellsfargo.com

Wire Instructions:

Bank Routing Number: 121000248
Bank Name: Wells Fargo Bank N.A.
Account Number: 0002916 2812407
Attention: “ATTN Tim Hyre – ARS Dividend”
Reference: CUSIP 23334J305

7.2	No Waivers

(a)	The obligations of the Issuer hereunder shall not in any way be modified or limited by reference to any other document, instrument or agreement (including, without limitation, the VMTP Shares or any other Related Document). The rights of the Purchaser hereunder are separate from and in addition to any rights that any Holder of any VMTP Share may have under the terms of such VMTP Share or any Related Document or otherwise.

(b)	No failure or delay by the Issuer or the Purchaser in exercising any right, power or privilege hereunder or under the VMTP Shares shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No failure or delay by the Issuer or the Purchaser in exercising any right, power or privilege under or in respect of the VMTP Shares or any other Related Document shall affect the rights, powers or privileges of the Issuer or the Purchaser hereunder or shall operate as a limitation or waiver thereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

7.3	Expenses and Indemnification

(a)	The Issuer shall upon demand either, as the Purchaser may require, pay in the first instance or reimburse the Purchaser (to the extent that payments for the following items are not made under the other provisions hereof) for all reasonable out-of-pocket expenses (including reasonable fees and costs of outside counsel, and reasonable consulting, accounting, appraisal, investment banking, and similar professional fees and charges) incurred by the Purchaser in connection with the enforcement of or preservation of rights under the Related Documents. The Issuer shall not be responsible under this Section 7.3(a) for the fees and costs of more than one law firm in any one jurisdiction with respect to any one proceeding or set of related proceedings for the Purchaser, unless the Purchaser shall have reasonably concluded that there are legal defenses available to it that are different from or additional to those available to the Issuer.

(b)	The Issuer agrees to indemnify and hold harmless the Purchaser and each other Indemnified Person of the Purchaser from and against any losses, claims, damages, liabilities or expenses incurred by them (including reasonable fees and disbursements of outside counsel) which are related to or arise out of (A) any material misstatements or any material statements omitted to be made in the Offering Memorandum (including any documents incorporated by reference therein) or (B) any claim by any third party relating to the offering or sale of the VMTP Shares by the Issuer or the holding of the VMTP Shares by the Purchaser (excluding in any such case clauses (A) or (B), claims, losses, liabilities or expenses arising out of or resulting from the gross negligence or wilful misconduct of any Indemnified Party as determined by a court of competent jurisdiction).

(c)	The indemnifying party also agrees that if any indemnification sought by an Indemnified Person pursuant to this Agreement is unavailable or insufficient, for any reason, to hold harmless the Indemnified Persons of such other party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), then the indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, liabilities, damages and expenses (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the Issuer on the one hand and the Purchaser on the other hand from the actual or proposed transactions giving rise to or contemplated by this Agreement or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the Issuer on the one hand and the Purchaser on the other, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations; provided that in any event the aggregate contribution of the Purchaser and its Indemnified Persons to all losses, claims, damages, liabilities and expenses with respect to which contributions are available hereunder will not exceed the amount of dividends actually received by the Purchaser from the Issuer pursuant to the proposed transactions giving rise to this Agreement. For purposes of determining the relative benefits to the Issuer on the one hand, and the Purchaser on the other, under the proposed transactions giving rise to or contemplated by this Agreement, such benefits shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Issuer pursuant to the transactions, whether or not consummated bears to (ii) the dividends and Optional Redemption Premium paid by the Issuer to the Purchaser in connection with the proposed transactions giving rise to or contemplated by this Agreement. The relative fault of the parties shall be determined by reference to, among other things, whether the actions taken or omitted to be taken in connection with the proposed transactions contemplated by this Agreement (including any misstatement of a material fact or the omission to state a material fact) relates to information supplied by the Issuer on the one hand, or the Purchaser on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, misstatement or alleged omission, and any other equitable considerations appropriate in the circumstances. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. The indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

(d)	If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Person proposes to demand indemnification, it shall notify the indemnifying party with reasonable promptness; provided, however, that any failure by such Indemnified Person to notify the indemnifying party shall not relieve the indemnifying party from its obligations hereunder (except to the extent that the indemnifying party is materially prejudiced by such failure to promptly notify). The indemnifying party shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnified Person. The Indemnified Person shall have the right to counsel of its own choice to represent it, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the indemnifying party has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person in accordance with the preceding sentence or (ii) the Indemnified Person shall have been advised by counsel that there exist actual or potential conflicting interests between the indemnifying party and such Indemnified Person, including situations in which one or more legal defenses may be available to such Indemnified Person that are different from or additional to those available to the indemnifying party; provided, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons of such other party; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the indemnifying party and any counsel designated by the indemnifying party.

Each party further agrees that it will not, without the prior written consent of the other parties (the consent of a party shall not be required to the extent such party is neither requesting indemnification nor being requested to provide indemnification), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each other Indemnified Person from all liability and obligations arising therefrom. The Issuer further agrees that none of the Purchaser, nor any of its affiliates, nor any directors, officers, partners, employees, agents, representatives or control persons of the Purchaser or any of its affiliates shall have any liability to the Issuer arising out of or in connection with the proposed transactions giving rise to or contemplated by this Agreement except for such liability for losses, claims, damages, liabilities or expenses to the extent they have resulted from such Purchaser’s or its affiliates’ gross negligence or willful misconduct. No Indemnified Person shall be responsible or liable to the indemnifying party or any other person for consequential, special or punitive damages which may be alleged as a result of this Agreement.

(e)	Nothing in this Section 7.3 is intended to limit any party’s obligations contained in other parts of this Agreement or the VMTP Shares.

7.4	Amendments and Waivers

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Issuer and the Purchaser; provided, that the Issuer shall not make or agree to any amendment or waiver that affects any preference, right or power of the VMTP Shares or the Holders thereof except as permitted under the Charter, including the Articles Supplementary.

7.5	Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the preceding sentence, neither the Issuer nor the Purchaser may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party (other than by operation of law), except that (1) any transferee satisfying the requirements set forth in Section 2.1 and which has executed and delivered to the Issuer the transferee certificate attached as Exhibit C shall, prior to registration of any VMTP Shares under the Securities Act, have the rights of the Purchaser set forth in Section 6.18 and Section 7.15 and shall, so long as such transferee has provided a means for the Issuer to transmit such information electronically to it, be entitled to receive the information delivered pursuant to Section 6.1(o) and such transferees shall be deemed a party to this Agreement for purposes of Section 6.1(o) and the confidentiality provisions herein as specified in the transferee certificate and (2) the Purchaser may assign its rights or obligations to any affiliate of the Purchaser or any tender option bond trust in which the Purchaser retains the entire residual interest. Any purported assignment without such prior written consent shall be void.

7.6	Term of this Agreement

This Agreement shall terminate upon payment in full of all amounts due and owing to the Purchaser hereunder and under the VMTP Shares; and notwithstanding any termination of this Agreement, Section 7.3, Section 7.7, Section 7.8, Section 7.10, Section 7.11, Section 7.12, and Section 7.13 (for a period of two years after the termination of this Agreement) shall remain in full force and effect.

7.7	Governing Law

This Agreement shall be construed in accordance with and governed by the domestic law of the State of New York.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

7.8	Waiver of Jury Trial

The Issuer and the Purchaser hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against any other on any matters whatsoever arising out of or in any way connected with this Agreement.

7.9	Counterparts

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

7.10	Beneficiaries

This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

7.11	Entire Agreement

This Agreement shall constitute the entire agreement and understanding between the parties hereto with respect to the matters set forth herein and shall supersede any and all prior agreements and understandings relating to the subject matter hereof.

7.12	Relationship to the Articles Supplementary

The Issuer and the Purchaser agree that the representations, warranties, covenants and agreements contained in this Agreement are in addition to the terms and provisions set forth in the Articles Supplementary.

7.13	Confidentiality

Any information delivered by a party to this Agreement to any other party pursuant to this Agreement, including, without limitation, pursuant to Section 6.1 in the case of the Issuer (collectively, the “Information”), shall not be disclosed by such other party (or its employees, representatives or agents) to any person or entity (except as required by law or to such of its agents and advisors as need to know and agree to be bound by the provisions of this paragraph) without the prior written consent of the party delivering the Information.

The obligations of confidentiality set out in the preceding paragraph do not extend to Information that (a) is or becomes generally available to the public other than as a result of disclosure by a party in violation of this Agreement, (b) is independently acquired by the party receiving the Information from a third-party source not known to such party, after a good faith inquiry, to be in breach of a duty of confidentiality to the other party, or (c) is required or requested to be disclosed (i) by a regulatory agency or in connection with an examination of either party or its representatives by regulatory authorities, (ii) pursuant to subpoena or other court process, (iii) at the express direction of any other authorized government agency, (iv) to its independent attorneys or auditors, (v) as required by any NRSRO, (vi) as otherwise required by law or regulation, (vii) otherwise in connection with the enforcement of this Agreement, (viii) in connection with the exercise of any remedies hereunder or in any suit, action or proceeding relating to this Agreement and the enforcement of rights hereunder, (ix) by a prospective purchaser of the VMTP Shares that is (A) a transferee that would be permitted pursuant to Section 2.1(b) of this Agreement and (B) aware of the confidentiality provisions of this Section 7.13 and is subject to an agreement with the transferor containing provisions substantially similar thereto and that states that the Issuer is an express third party beneficiary thereof, (x) subject to an agreement containing provisions substantially similar to those of this Section 7.13, or (xi) subject to an agreement containing provisions substantially similar to those of this Section 7.13 and with the prior written consent of the other party to this Agreement, which consent shall not be unreasonably withheld, to any actual or prospective counterparty in any swap or derivative transactions. For the avoidance of doubt, references in this Section 7.13 to “regulatory agency”, “regulatory authorities”, “government agency” and “law or regulation” shall be deemed to include the Internal Revenue Service and state taxation authorities.

7.14	Severability

In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the intent of the parties to this Agreement shall be preserved.

7.15	Consent Rights of the Majority Participants to Certain Actions.

Without the affirmative vote or consent of the Majority Participants, neither the Issuer nor the Board of Directors will take or authorize the taking of any of actions set forth under clauses (a) through (e) of this Section 7.15:

(a)	The termination by the Issuer of any Rating Agency or the selection of any Other Rating Agency, either in replacement for a Rating Agency or as an additional Rating Agency with respect to the VMTP Shares.

(b)	The Issuer issuing or suffering to exist any “senior security” (as defined in the 1940 Act as of the date hereof or, in the event such definition shall be amended, with such changes to the definition thereof as consented to by the Majority Participants) other than the VMTP Shares issued and sold pursuant to this Agreement or indebtedness for borrowed money of the Issuer, except (i) borrowings for temporary purposes in an amount not to exceed 5% of the assets of the Issuer, which borrowings are repaid within 60 days, (ii) the issuance of senior securities or the incurrence of indebtedness for borrowed money, the proceeds of which will be used for the redemption or repurchase of the VMTP Shares and costs incurred in connection therewith, and (iii) as may be otherwise approved or consented to by the Majority Participants, provided that if any such “senior security” is created or incurred by the Issuer it shall not require the approval of the Majority Participants if the Issuer redeems, retires or terminates such “senior security” or otherwise cures such non-compliance within five Business Days of receiving notice of the existence thereof.

(c)	The Issuer (i) creating or incurring or suffering to be incurred or to exist any lien on any other funds, accounts or other property held under the Charter, except as permitted by the Charter or (ii) except for any lien for the benefit of the Custodian of the Issuer on the assets of the Issuer held by such Custodian, pledging any portfolio security to secure any senior securities or other liabilities to be incurred by the Issuer (including under any tender option bond trust of which the residual floating rate trust certificates will be owned by the Issuer) unless the securities pledged pursuant to all such pledge or other security arrangements are valued for purposes of such security arrangements in an aggregate amount not less than 70% of their aggregate market value (determined by an independent third party pricing service) for purposes of determining the value of the collateral required to be posted or otherwise provided under all such security arrangements; provided, that the required collateral value under such security arrangements shall not exceed the market value of the exposure of each secured party to the credit of the Issuer; and provided further, that it shall not require the approval of the Majority Participants if any pledge or security interest in violation of the preceding sentence is created or incurred by the Issuer and the Issuer cures such violation within five Business Days of receiving notice of the existence thereof.

(d)	Approval of any amendment, alteration or repeal of any provision of the Charter, including the Articles Supplementary, whether by merger, consolidation or otherwise, that would affect any preference, right or power of the VMTP Shares differentially from the rights of the holders of the Common Stock; or

(e)	Approval of any action to be taken pursuant to Sections 2.5(g) and 2.16 of the Articles Supplementary (other than the issuance of additional series of Variable Rate MuniFund Term Preferred Shares or other Preferred Stock, the proceeds of which will be used for the redemption or repurchase of the VMTP Shares and costs incurred in connection therewith).

In addition, if the Board of Directors shall designate a replacement to the S&P Weekly High Grade Municipal Index pursuant to the definition of SIFMA Municipal Swap Index contained in the Articles Supplementary, the Issuer shall notify the Holders of the VMTP Shares within five Business Days of such designation, and if within 30 days of such notice the Majority Participants shall have objected in writing to the designated replacement, the Board of Directors shall designate a replacement to such index as agreed to between the Issuer and the Majority Participants. In such event, the replacement index initially approved by the Board of Directors shall be the index in effect for purposes of the Articles Supplementary until a new index has been approved by the Issuer and the Majority Participants.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DTF TAX-FREE INCOME INC.

By:	/s/ T. Brooks Beitter
Name:	T. Brooks Beitter
Title:	Senior Vice President & Secretary

WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC

By:	/s/ Kristina Eng
Name:	Kristina Eng
Title:	Vice President

DTF Purchase Agreement Signature Page

SCHEDULE 1

Description of Shares:	650 DTF Tax-Free Income Inc. VMTP Shares with a Liquidation Preference of $100,000 per share

Schedule-1

EXHIBIT A

FORMS OF OPINIONS OF COUNSEL FOR THE ISSUER

[On File]

A-1

EXHIBIT A-1

FORM OF CORPORATE AND 1940 ACT OPINION

[On File]

A-1-1

EXHIBIT A-2

FORM OF TAX OPINION

[On File]

A-2-1

EXHIBIT A-3

FORM OF LOCAL COUNSEL OPINION

[On File]

A-3-1

EXHIBIT B

ELIGIBLE ASSETS

1.	The following instruments constitute “Eligible Assets”:

1.1	Debt obligations

(a)	Debt obligations issued by a State, the District of Columbia, the Commonwealth of Puerto Rico, Guam and the U.S. Virgin Islands or political subdivision thereof, including, but not limited to, limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of Section 142(b)(1) of the Code issued by or on behalf of one or more States, or any public agency or authority of any State, or political subdivision of a State.

(b)	Debt obligations of the United States.

(c)	Debt obligations issued, insured, or guaranteed by a department or an agency of the U.S. Government, if the obligation, insurance, or guarantee commits the full faith and credit of the United States for the repayment of the obligation.

(d)	Debt obligations of the Washington Metropolitan Area Transit Authority guaranteed by the Secretary of Transportation under Section 9 of the National Capital Transportation Act of 1969.

(e)	Debt obligations of the Federal Home Loan Banks.

(f)	Debt obligations, participations or other instruments of or issued by the Federal National Mortgage Association or the Government National Mortgage Association.

(g)	Debt obligations which are or ever have been sold by the Federal Home Loan Mortgage Corporation pursuant to sections 305 or 306 of the Federal Home Loan Mortgage Corporation Act.

(h)	Debt obligations of any agency named in 12 U.S.C. § 24(Seventh) as eligible to issue obligations that a national bank may underwrite, deal in, purchase and sell for the bank’s own account, including qualified Canadian government obligations.

(i)	Certificates or other securities evidencing ownership interests in a municipal bond trust structure (generally referred to as a tender option bond structure) that invests in (i) debt obligations of the types described in (a) above or (ii) depository receipts reflecting ownership interests in accounts holding debt obligations of the types described in (a) above.

The bonds, notes and other debt securities referenced in 1.1 above shall be defined as Eligible Assets. An asset shall not lose its status as an Eligible Asset solely by virtue of the fact that:

(i)	it provides for repayment of principal and interest in any form including fixed and floating rate, zero interest, capital appreciation, discount, leases, and payment in kind; or

(ii)	it is for long-term or short-term financing purposes.

1.2	Derivatives

(a)	Interest rate derivatives;

(b)	Swaps, futures, forwards, structured notes, options and swaptions related to Eligible Assets or on an index related to Eligible Assets; or

(c)	Credit default swaps.

1.3	Other Assets

(a)	Shares of other investment companies (open- or closed-end funds and ETFs) the assets of which consist entirely of Eligible Assets based on the affirmative representation of that investment company’s adviser; provided, however, that an affirmative representation of the investment company’s adviser shall not be required in the case of any investment company that holds itself out as (i) a tax-free money market fund investing only in municipal debt securities, (ii) a money market fund investing only in United States governmental debt securities or (iii) a fund whose offering statement or charter notes that it is only investing in instruments of the type that satisfy the definition of “Eligible Assets” in this Exhibit B.

(b)	Cash.

(c)	Repurchase agreements on assets described in 1.1 above.

(d)	Taxable fixed-income securities, for the purpose of acquiring control of an issuer whose municipal bonds (i) the Issuer already owns and (ii) have deteriorated or are expected shortly to deteriorate that such investment should enable the Issuer to better maximize its existing investment in such issuer, provided that the Issuer may invest no more than 0.5% of its total assets in such securities.

1.4	Other assets, upon written agreement of the Purchaser that such assets are eligible for purchase by the Purchaser.

2.	In order for the foregoing to be considered Eligible Assets, the Issuer must comply with the following representations, warranties and covenants:

2.1	The Adviser will provide the following information on the Effective Date, and within 10 days after the end of every calendar quarter thereafter for every debt security in the Issuer:

(a)	The identity of each portfolio holding (including the name of the issuer and obligor and the security and CUSIP Number);

(b)	The par value for each portfolio holding; and

(c)	The identity of any portfolio holding that is in payment default.

2.2	For any investment company the shares of which are held by the Issuer, the Adviser will provide the following information on the Effective Date and within 10 days after the end of every calendar quarter thereafter:

(a)	The identity of the investment company and the CUSIP Number, the number of shares owned, and the percentage of the investment company’s equity represented by the Issuer’s investment;

(b)	A representation that the portfolio of each fund investment consists solely of “Eligible Assets” based upon the affirmative representation of the target fund’s investment adviser;

(c)	The information relating to portfolio holdings of the investment company described in 2.1(a) and (b) above;

provided, however, that the information described in 2.2(b) and 2.2(c) above and the percentage of the investment company’s equity represented by the Issuer’s investment shall not be required for any investment company that holds itself out as (i) a tax-free money market fund investing only in municipal debt securities, (ii) a money market fund investing only in United States governmental debt securities or (iii) a fund whose offering statement or charter notes that it is only investing in instruments of the type that satisfy the definition of “Eligible Assets” in this Exhibit B.

2.3	The Issuer will purchase Eligible Assets (primarily Municipal Securities) for its portfolio based upon the Adviser’s assessment of an asset’s relative value in terms of current yield, price, credit quality, and future prospects; and will monitor the continued creditworthiness of its portfolio investments and analyze economic, political and demographic trends affecting the markets for such assets.

2.4	The Adviser has instituted policies and procedures that it believes are sufficient to ensure that the Issuer and it comply with the representations, warranties and covenants contained in this Exhibit B.

2.5	The Issuer will, upon request, provide the Purchaser and its internal and external auditors and inspectors as the Purchaser may from time to time designate, with all reasonable assistance and access to information and records of the Issuer relevant to the Issuer’s compliance with and performance of the representations, warranties and covenants terms of this Exhibit B, but only for the purposes of internal and external audit.

2.6	No Eligible Asset described in Paragraph 1.1 above that is held by the Issuer was in payment default at the time of it was acquired by the Issuer.

EXHIBIT C

TRANSFEREE CERTIFICATE

DTF Tax-Free Income Inc.

200 South Wacker Drive, Suite 500

Chicago, IL 60606

Attention: Nathan I. Partain

Ladies and Gentlemen:

Reference is hereby made to the Purchase Agreement (the “Purchase Agreement”), dated as of August 22, 2013, between DTF Tax-Free Income Inc., a closed-end management investment company organized as a Maryland corporation (the “Fund”), Wells Fargo Municipal Capital Strategies, LLC, a wholly owned subsidiary of Wells Fargo Bank, National Association, organized and existing under the laws of Delaware, including its successors by merger or operation (the “Transferor”). Capitalized terms used but not defined herein shall have the meanings given them in the Purchase Agreement.

In connection with the proposed sale by the Transferor of             VMTP Shares (the “Transferred Shares”) to the undersigned transferee (the “Transferee”), the undersigned agrees and acknowledges, on its own behalf, and makes the representations and warranties, on its own behalf, as set forth in this certificate (this “Transferee Certificate”) to the Fund and the Transferor:

1. The Transferee certifies to one of the following (check a box):

❑ it is a “qualified institutional buyer” (a “QIB”) (as defined in Rule 144A under the Securities Act or any successor provision) (“Rule 144A”) that is a registered closed-end management investment company the shares of which are traded on a national securities exchange (a “Closed-End Fund”), a bank (or an affiliate of a bank), insurance company or registered open-end management investment company, in each case, to which any offer and sale is being made pursuant to Rule 144A or another available exemption from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act;

❑ it is a tender option bond trust in which all investors are QIBs that are Closed-End Funds, banks (or affiliates of banks), insurance companies, or registered open-end management investment companies; or

❑ is a person which the Fund has consented in writing to permit to be the holder of the Transferred Shares.

2. The Transferee certifies that it (check a box):

❑ is not an Advisory Person that after such sale and transfer, would own more than 20% of the Outstanding VMTP Shares; or

❑ has received the prior written consent of the Fund and the holder(s) of more than 50% of the Outstanding VMTP Shares.

3. The Transferee understands and acknowledges that the Transferred Shares are “restricted securities” and have not been registered under the Securities Act or any other applicable securities law, are being offered for sale pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering with the meaning of Section 4(a)(2) of the Securities Act, and may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, pursuant to an exemption therefrom or in a transaction not subject thereto and in each case in compliance with the conditions for transfer set forth in this Transferee Certificate.

4. The Transferee is purchasing the Transferred Shares as principal for its own account and not with a view to or for the purpose of distributing or reselling such securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Transferred Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Transferred Shares in violation of the Securities Act or any applicable state securities law, subject to any requirements of law that the disposition of its property be at all times within its control and subject to its ability to resell such securities pursuant to Rule 144A or another available exemption from registration under the Securities Act and any applicable state securities law.

5. The Transferee agrees, on its own behalf and on behalf of each subsequent holder or owner of the Transferred Shares who by its acceptance thereof will agree, to offer, sell or otherwise transfer the Transferred Shares only to Persons it reasonably believes are (A)(i) QIBs that are registered closed-end management investment companies, the shares of which are traded on a national securities exchange, banks (or affiliates of banks), insurance companies and registered open-end management investment companies, in each case, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) tender option bond trusts in which all investors are QIBs that are registered closed-end management investment companies, the shares of which are traded on a national securities exchange, banks (or affiliates of banks), insurance companies, and registered open-end management investment companies, or (iii) other investors which the Fund has consented in writing to permit to be a holder of the Transferred Shares and (B) unless the prior written consent of the Fund and the holder(s) of more than 50% of the outstanding VMTP Shares has been obtained, is not an Advisory Person, if such Advisory Person would, after such sale and transfer, own more than 20% of the Outstanding VMTP Shares.

6. The Transferee acknowledges that the VMTP Shares were issued in book-entry form and are represented by one global certificate and that the global certificate representing the VMTP Shares (unless sold to the public in an underwritten offering of the VMTP Shares pursuant to a registration statement filed under the Securities Act) contains a legend substantially to the following effect:

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY ONLY TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS (1)(A) A “QUALIFIED INSTITUTIONAL BUYER” THAT IS A REGISTERED CLOSED-END MANAGEMENT INVESTMENT COMPANY, THE SHARES OF WHICH ARE TRADED ON A NATIONAL SECURITIES EXCHANGE, BANKS (OR AFFILIATES OF BANKS), INSURANCE COMPANIES AND REGISTERED OPEN-END MANAGEMENT INVESTMENT COMPANIES, IN EACH CASE, IN AN OFFER AND SALE MADE PURSUANT TO RULE 144A OR ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, IN A MANNER NOT INVOLVING ANY PUBLIC OFFERING WITHIN THE MEANING OF SECTION 4(a)(2) OF THE SECURITIES ACT; (B) A TENDER OPTION BOND TRUST IN WHICH ALL INVESTORS ARE QUALIFIED INSTITUTIONAL BUYERS THAT ARE REGISTERED CLOSED-END MANAGEMENT INVESTMENT COMPANIES, THE SHARES OF WHICH ARE TRADED ON A NATIONAL SECURITIES EXCHANGE, BANKS (OR AFFILIATES OF BANKS), INSURANCE COMPANIES, AND REGISTERED OPEN-END MANAGEMENT INVESTMENT COMPANIES; OR (C) A PERSON THAT THE ISSUER OF THE SECURITY HAS APPROVED IN WRITING TO BE THE HOLDER OF THE SECURITY AND (2) UNLESS THE PRIOR WRITTEN CONSENT OF THE ISSUER OF THE SECURITY AND HOLDERS OF MORE THAN 50% OF THE OUTSTANDING VMTP SHARES IS OBTAINED, NOT AN ADVISORY PERSON (AS DEFINED IN THE PURCHASE AGREEMENT, DATED AUGUST 22, 2013, BETWEEN THE ISSUER OF THE SECURITY, WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC), IF SUCH ADVISORY PERSON WOULD, AFTER SUCH SALE AND TRANSFER, OWN MORE THAN 20% OF THE OUTSTANDING VMTP SHARES.

7. The Transferee has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Transferred Shares, and has so evaluated the merits and risks of such investment. The Transferee is able to bear the economic risk of an investment in the Transferred Shares and, at the present time, is able to afford a complete loss of such investment.

8. The Transferee is not purchasing the Transferred Shares as a result of any advertisement, article, notice or other communication regarding the Transferred Shares published in, nor was it offered the Transferred Shares by, any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to its knowledge, any other general solicitation or general advertisement.

9. Other than consummating the purchase of the Transferred Shares, the Transferee has not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with the Transferee, executed any other purchases of securities of the Fund which may be integrated with the proposed purchase of the Transferred Shares by the Transferee.

10. The Transferee acknowledges that it has received a copy of the Purchase Agreement and Appendices thereto and agrees to be bound by any obligations therein binding on a transferee of the VMTP Shares and the confidentiality obligations therein with respect to information relating to the Fund as if it were the Transferor.

11. The Transferee acknowledges that it has been given the opportunity to obtain from the Fund the information referred to in Rule 144A(d)(4) under the Securities Act, and has either declined such opportunity or has received such information and has had access to and has reviewed all information, documents and records that it has deemed necessary in order to make an informed investment decision with respect to an investment in the Transferred Shares and that the Transferee understands the risk and other considerations relating to such investment.

12. The Transferee acknowledges that it has sole responsibility for its own due diligence investigation and its own investment decision relating to the Transferred Shares. The Transferee understands that any materials presented to the Transferee in connection with the purchase and sale of the Transferred Shares does not constitute legal, tax or investment advice from the Fund. The Transferee has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the purchase of the Transferred Shares.

13. The Transferee acknowledges that each of Transferor and the Fund and their respective affiliates and others will rely on the acknowledgments, representations and warranties contained in this Transferee’s Certificate as a basis for exemption of the sale of the Transferred Shares under the Securities Act, under the securities laws of all applicable states, and for other purposes. The Transferee agrees to promptly notify the Fund and the Transferor if any of the acknowledgments, representations or warranties set forth herein are no longer accurate.

14. This Transferee’s Certificate shall be governed by and construed in accordance with the laws of the State of New York.

15. The Transferee agrees to provide, together with this completed and signed Transferee’s Certificate, a completed and signed IRS Form W-9, Form W-8 or successor form, as applicable.

[The next page is the signature page.]

The undersigned has provided a completed and signed IRS Form W-9, Form W-8 or successor form, as applicable, and has caused this Transferee’s Certificate to be executed by its duly authorized representative as of the date set forth below.

Date:

Name of Transferee (use exact name in which Transferred Shares are to be registered):

Authorized Signature

Print Name and Title

Address of Transferee for Registration of Transferred Shares:

Transferee’s taxpayer identification number:

EXHIBIT D

INFORMATION TO BE PROVIDED BY THE ISSUER

Reporting as of:

TOB Floaters: $

CUSIP	Portfolio Name	Description	Market Value	Par Value	Rating	State
☐	☐	☐	☐	☐	☐	☐

D-1

ANNEX A

ADDITIONAL REPRESENTATIONS AND WARRANTIES

(Given only as of the Effective Date)

1.	The VMTP Shares conform in all material respects to the descriptions thereof contained in the Offering Memorandum.

2.	No registration of the VMTP Shares under the Securities Act is required.

3.	As of the Effective Date, the VMTP Shares will satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act, and no securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the VMTP Shares are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

4.	The Issuer has reasonable belief that the issuance of the VMTP Shares and subsequent transfers of the VMTP Shares will be limited to persons who are (1)(i) QIBs that are registered closed-end management investment companies, banks (or affiliates of banks), insurance companies or registered open-end management investment companies, in each case, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) tender option bond trusts in which all investors are QIBs that are Closed-End Funds, banks (or affiliates of banks), insurance companies or registered open-end management investment companies or (iii) other investors with the prior written consent of the Issuer and (2) unless the prior written consent of the Issuer and the Majority Participants has been obtained, not Advisory Persons if such Advisory Persons would, after such sale and transfer, own more than 20% of the Outstanding VMTP Shares.

5.	Neither the Issuer, nor any person acting on its behalf, has, directly or indirectly, made offers or sales of any security (as defined in the Securities Act), or solicited offers to buy any security, nor will it, directly or indirectly, make offers or sales of any security or solicit offers to buy any security under circumstances that would require the registration of the VMTP Shares under the Securities Act.

6.	The Issuer will ensure that any Bloomberg screen containing information about the VMTP Shares includes the following (or similar) language:

•	the “Note Box” on the bottom of the “Security Display” page describing the VMTP Shares will state: “Iss’d Under 144A.”

•	the “Security Display” page will have flashing a red indicator “See Other Available Information.”

•	the indicator will link to the “Additional Security Information” page, which will state that the securities “are being offered in reliance on the exemption from registration under Rule 144A of the Securities Act to persons who are qualified institutional buyers (as defined in Rule 144A under the Securities Act).”

7.	The Issuer will instruct The Depository Trust Company (“DTC”) to take these or similar steps with respect to the VMTP Shares:

•	the DTC 20-character security descriptor and 48-character additional descriptor will indicate that sales are limited to QIBs.

8.	The Issuer has confirmed that CUSIP has established a “fixed field” attached to the CUSIP number for the VMTP Shares containing the “144A” indicator.

Annex-1

9.	The Issuer is duly registered under the 1940 Act as a closed-end management investment company; the Issuer has made all the filings with the SEC that it is required to make under the 1940 Act and the rules and regulations thereunder (the “1940 Act Rules and Regulations”) (each such filing, a “1940 Act Document”); each 1940 Act Document complies in all material respects with the requirements of the 1940 Act and the 1940 Act Rules and Regulations, and each 1940 Act Document did not at the time of filing with the SEC include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

10.	No holders of the VMTP Shares have rights to the registration of such VMTP Shares.

11.	The Issuer is not in violation or default of any provision of its Charter or the Articles Supplementary, or in material violation of (i) the terms of any material indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject or (ii) any material statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Issuer or any of its properties.

12.	The Issuer has not distributed and, prior to the Effective Date, will not distribute any written material in connection with the offer of the VMTP Shares other than the Offering Memorandum (including any amendments or supplements thereto) and copies of this Agreement and the Articles Supplementary.

13.	The Issuer maintains and will maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization and with the investment objectives, policies and restrictions of the Issuer and the applicable requirements of the 1940 Act, the 1940 Act Rules and Regulations and the Code; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with accounting principles generally accepted in the United States, to calculate net asset value, to maintain accountability for assets and to maintain material compliance with the books and records requirements under the 1940 Act and the 1940 Act Rules and Regulations; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Issuer employs “internal controls over financial reporting” (as such term is defined in Rule 30a-3 under the 1940 Act) and such internal controls over financial reporting are effective as required the 1940 Act and the 1940 Act Rules and Regulations. The Issuer is not aware of any material weakness in its internal controls over financial reporting.

14.	The Issuer maintains “disclosure controls and procedures” (as such term is defined in Rule 30a-3 under the 1940 Act); such disclosure controls and procedures are effective as required under the 1940 Act and the 1940 Act Rules and Regulations.

15.	The Issuer has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in a violation of federal securities laws or in stabilization or manipulation of the price of any security of the Issuer to facilitate the sale of the VMTP Shares, and the Issuer is not aware of any such action taken or to be taken by any affiliates of the Issuer.

Annex-2

16.	Each of the Custodian Agreement between the Issuer and State Street Bank and Trust Company dated as of November 21, 1991 and most recently amended on July 17, 2001, the Investment Management Agreement between the Issuer and the Adviser dated as of November 1, 1995 (the “Management Agreement”), the Transfer Agency and Service Agreement between the Issuer and American Stock Transfer & Trust Company, LLC dated as of March 20, 2006 and the Issuer Agreements complies in all material respects with all applicable provisions of the 1940 Act, the 1940 Act Rules and Regulations, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the rules and regulations thereunder (the “Advisers Act Rules and Regulations”) and the Issuer’s directors and the Issuer’s sole shareholder or shareholders have approved the Management Agreement in accordance with Sections 15(a) and (c), respectively, of the 1940 Act.

17.	Except as set forth or incorporated by reference in the Offering Memorandum, no trustee of the Issuer is an “interested person” (as defined in the 1940 Act) of the Issuer.

18.	There are no transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Issuer of the VMTP Shares.

19.	There is and has been no failure on the part of the Issuer and any of the Issuer’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

20.	The Issuer has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) by the Issuer, including policies and procedures that provide oversight of compliance by each investment adviser and transfer agent of the Issuer.

21.	The offer and sale of the VMTP Shares has been conducted in a manner by the Issuer and its agents so as not to violate any applicable federal securities laws, including the 1940 Act and the 1940 Act Rules and Regulations, the Advisers Act and the Advisers Act Rules and Regulations, or any applicable state laws.

Annex-3